EXHIBIT 10.1
RETENTION BONUS AGREEMENT
THIS RETENTION BONUS AGREEMENT (this “Agreement”) is made as of August 8, 2025, by and between LIBERTY LATIN AMERICA LTD., an exempted Bermuda company limited by shares (the “Company”), and the individual whose name, address and employee number appear on the signature page hereto.
RECITAL
The Committee has determined that it is in the best interest of the Company and its shareholders to grant a retention bonus to you, subject to the conditions and restrictions set forth herein.
AGREEMENT
The Company and you therefore agree as follows:
1.Definitions. Capitalized terms used and not otherwise defined herein will have the meaning given to them in the Liberty Latin America 2018 Incentive Plan (Amended and Restated effective May 12, 2021) (the “Plan”). The following terms, when used in this Agreement, have the following meanings:
    “Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements, which are applicable to U.S. taxpayers.
“Termination of Service” means the termination for any reason of your provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor.
“Vesting Date” means each date on which a portion of the Award ceases to be subject to a risk of forfeiture, as determined in accordance with this Agreement.
2.Grant of Retention Bonus. Subject to the terms and conditions herein, the Company grants to you a retention bonus of the value set forth below.
3.Settlement. Settlement of each installment of the retention bonus that vests in accordance with Section 4 or 5 of this Agreement shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 following such Vesting Date. Payment of a vested installment of the Award shall be made by cash in accordance with Section 6.
4.Vesting. Subject to earlier vesting in accordance with the last paragraph of this Section 4 and Section 5 of this Agreement, the retention bonus shall become vested in accordance with the following schedule (each date specified below being a “Scheduled Vesting Date”), with each installment treated as a separate payment for purposes of Section 409A:

a)[Amount of 1st installment] vests on October 15, 2025
b)[Amount of 2nd installment] vests on October 15, 2026
c)[Amount of 3rd installment] vests on October 15, 2027
Additionally, payout of an installment shall be subject to satisfactory performance by you, as assessed by the Chief Executive Officer of the Company.
You will not vest in the retention bonus as to which you would otherwise vest as of a given date if your Termination of Service has occurred at any time prior to the first Scheduled Vesting Date.
If you are suspended (with or without compensation) or are otherwise not in good standing with the Company or any Subsidiary as determined by the Company’s Chief Legal Officer due to an alleged violation of the Company’s Code of Conduct, applicable law or other misconduct (a “Suspension Event”), the Company has the right to suspend the vesting of the retention bonus until the day after the Company (as determined by the Chief Legal Officer or his/her designee) has determined (x) the suspension is lifted or (y) the Company determines lack of good standing has been cured (each, the “Recovery Date”). If the Suspension Event has occurred and prior to the Recovery Date, you are terminated without Cause, then the provisions of this Section 4 and Section 5 continue to apply notwithstanding the Suspension Event. If you resign (including due to Retirement) or are terminated for Cause prior to the Recovery Date then the unvested portions of the retention bonus will be terminated without any further vesting after the date of the Suspension Event, unless otherwise agreed by the Company.
5.Early Vesting or Forfeiture.
(a)Unless otherwise determined by the Committee in its sole discretion:
i)If Termination of Service is by the Company or a Subsidiary without Cause (as determined in the sole discretion of the Committee) and occurs after the first Scheduled Vesting Date and prior to vesting in full of the retention bonus, then the remaining installments that would have vested after the date of Termination of Service will vest immediately in full.
ii)If Termination of Service occurs for any reason other than as specified in Section 5(a)(i) above, then the retention bonus, to the extent not theretofore vested will be forfeited immediately.
iii)If you breach any restrictions, terms or conditions provided in or established by this Agreement with respect to the retention bonus prior to the vesting thereof, the unvested portion of the retention bonus will be forfeited immediately.
(b)Upon forfeiture of any unvested portion of the retention bonus, such portion will be immediately cancelled, and you will cease to have any rights with respect thereto.
(c)Unless management of the Company otherwise determines, neither a change of your employment from the Company to a Subsidiary or from a Subsidiary to the

Company or another Subsidiary, will be a Termination of Service for purposes of this Agreement if such change of employment or status is made at the request or with the express consent of the Company. Unless management of the Company otherwise determines, however, any such change of employment or status that is not made at the request or with the express consent of the Company and any change in your status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to you, any amounts otherwise payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before you “separate from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 6 of this Agreement.
6.Delivery by the Company. As soon as practicable after a Vesting Date, pursuant to Section 4 or 5 hereof, and subject to the withholding referred to in Section 9 of this Agreement, the Company will process a cash payment equal to the value of the vested portion of the retention bonus through normal Company payroll processes and directly deposit the amount into your bank account.
7.Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
8.Limitation of Rights.     Nothing in this Agreement will be construed to give you any right to be granted any future award other than in the sole discretion of the Company or to give you or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither you nor any person claiming through you will have any right or interest in the cash that may be paid pursuant to the Award unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement.
9.Mandatory Withholding for Taxes. To the extent you or Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to your retention bonus to or the vesting thereof, as determined by the Company in its sole and absolute discretion (collectively, the “Required Withholding Amount”), then you agree that the Company shall withhold from the cash deliverable to you pursuant to this Agreement an amount equal to the Required Withholding Amount, unless you remit the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made.  Without limitation to the foregoing sentence, you hereby agree that the Required Withholding Amount can also be collected by deducting from cash amounts otherwise payable to you (including wages or other cash compensation).
10.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by management of the Company. Without limiting the generality of the foregoing, without your consent,
(a)this Agreement may be amended or supplemented from time to time as approved by management of the Company (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the retention bonus evidenced hereby, or (iii) to reform the retention bonus made hereunder or to exempt the retention bonus made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including the Act and any applicable tax or securities laws; and
(b)subject to any required action by the Board or the Shareholders, the retention bonus granted under this Agreement may be canceled by the Company and a new award made in substitution therefor, provided that the award so substituted will not adversely affect any portion of the retention bonus granted under this Agreement that is then vested.
11.Employment.
(a)Nothing contained in this Agreement, and no action of the Company with respect hereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, to terminate your employment or service at any time, with or without Cause.
(b)The retention bonus hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with you.
(c)It is a condition of your retention bonus that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), you will not by virtue of such Termination of Service, subject to Section 5 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature you may have hereunder. Notwithstanding any other provision of this Agreement, the retention bonus hereunder will not form part of your entitlement to remuneration or benefits pursuant to your employment agreement or arrangement, if any. Your rights and obligations under the terms of your employment agreement or arrangement, if any, will not be enhanced hereby.
(d)In the event of any inconsistency between the terms hereof and any employment, severance or other agreement or arrangement with you, the terms hereof shall control.
(e)
12.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed in all respects exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof.  Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of, and agrees that any action to enforce, interpret or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and you hereby submit to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts.  Each party hereby waives its right to trial by jury.

13.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of management of the Company upon questions regarding this Agreement will be conclusive. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
14.Duplicate Originals. The Company and you may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via PDF or other electronic means.
15.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the subject matter hereof. You and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the retention bonus and replaces and makes null and void any prior agreements between you and the Company regarding the retention bonus. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
16.Grantee Acceptance. You will signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company. If you do not execute and return this Agreement within 60 days of August 8, 2025, the grant of this retention bonus hall be null and void.

        Signature Page to Retention Bonus Agreement
    dated August 8, 2025, between Liberty Latin America Ltd. and Employee

LIBERTY LATIN AMERICA LTD.

By:
Name:
Title:

ACCEPTED:

Employee Name: